EXHIBIT 4.1

AMENDMENT NO. 4

TO

AMENDED AND RESTATED RIGHTS AGREEMENT

OF

HOLLYWOOD MEDIA CORP.

This Amendment No. 4 (this “Amendment”), dated as of September 2, 2011, to the Amended and Restated Rights Agreement, dated as of August 23, 1996, as amended by Amendment No. 1, dated as of December 9, 2002, Amendment No. 2, dated as of September 1, 2006, and Amendment No. 3, dated as of January 13, 2011 (the “Rights Agreement”), is made by and between Hollywood Media Corp., a Florida corporation formerly known as Big Entertainment, Inc. (the “Company”), and American Stock Transfer & Trust Company, LLC, a limited liability trust company organized under the laws of the State of New York (the “Rights Agent”).

WHEREAS, the Rights Agreement, under its current terms, will expire on September 4, 2011;

WHEREAS, pursuant to Section 26 of the Rights Agreement, the Company may amend any provision of the Rights Agreement (other than the Redemption Price) in accordance with the terms of such Section 26;

WHEREAS, the Board of Directors of the Company has determined that it would be in the best interests of the Company and its shareholders to (i) extend the Final Expiration Date (as such term is defined in the Rights Agreement) for a period of 3 years to September 4, 2014, (ii) amend the definition of “Beneficial Ownership” set forth in the Rights Agreement to include ownership of the notional common shares underlying or relating to certain derivative transactions, (iii) amend the provision governing exchange of the Rights to provide for an exchange ratio of one share of Common Stock per Right and (iv) include a “grandfathering” provision for persons who Beneficially Own 15% or more of the Company’s Common Stock at the time of the public announcement of this Amendment;

WHEREAS, pursuant to Section 26 of the Rights Agreement, the Board of Directors of the Company has approved this Amendment to the Rights Agreement; and

WHEREAS, for purposes of this Amendment, capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Rights Agreement.

NOW THEREFORE, in consideration of the premises and mutual agreements herein set forth, the parties hereto hereby agree as follows:

FIRST:          Section 7(a) of the Rights Agreement shall be amended to replace the reference therein to “September 4, 2011” with “September 4, 2014”.

SECOND:          All references to the date of “September 4, 2011” in Exhibit A (the Form of Right Certificate) to the Rights Agreement shall be changed to “September 4, 2014”.

THIRD:          Section 1(d) of the Rights Agreement shall be amended to add the following two paragraphs after subparagraph (iii) thereof:

(iv)           which are the subject of, or the reference securities for, or that underlie, any Derivative Interest of such Person or any of such Person’s Affiliates or Associates, with the number of shares of Common Stock deemed Beneficially Owned being the notional or other number of shares of Common Stock specified in the documentation evidencing the Derivative Interest as being subject to be acquired upon the exercise or settlement of the Derivative Interest or as the basis upon which the value or settlement amount of such Derivative Interest is to be calculated in whole or in part or, if no such number of shares is specified in such documentation, as determined by the Board of Directors in its sole discretion to be the number of shares of Common Stock to which the Derivative Interest relates.

Notwithstanding anything in this definition of Beneficial Ownership to the contrary, the phrase “then outstanding,” when used with reference to a Person’s Beneficial Ownership of securities of the Company, shall mean the number of such securities then issued and outstanding together with the number of such securities not then actually issued and outstanding which such Person would be deemed to own beneficially hereunder.

FOURTH:          Section 1 of the Rights Agreement shall be further amended to include the following definition: “Derivative Interest” shall mean any derivative securities (as defined under Rule 16a-1 under the Exchange Act) that increase in value as the value of the underlying equity increases, including, but not limited to, a long convertible security, a long call option and a short put option position, in each case, regardless of whether (x) such interest conveys any voting rights in such security, (y) such interest is required to be, or is capable of being, settled through delivery of such security or (z) transactions hedge the economic effect of such interest.

FIFTH:               Section 1(k) of the Rights Agreement shall be amended and restated in its entirety to read as follows:

(k) “Exempt Person” shall mean (i) the Company, (ii) any Subsidiary of the Company, (iii) any employee benefit plan or employee stock plan of the Company or any Subsidiary of the Company, or any trust or other entity organized, appointed, established or holding Voting Stock for or pursuant to the terms of any such plan, or (iv) any Person who Beneficially Owns, as of the time of the public announcement of Amendment No. 4 to this Agreement, 15% or more of the Voting Stock then outstanding, unless such Person shall, after such public announcement, increase its Beneficial Ownership of the then outstanding Voting Stock (other than as a result of an acquisition of Voting Stock by the Company) to an amount equal to or greater than the greater of (x) 15% or (y) the sum of (A) the lowest Beneficial Ownership of such Person as a percentage of the outstanding Voting Stock as of any date on or after the public announcement of Amendment No. 4 to this Agreement, plus (B) 0.001%.

SIXTH:               Section 27(a) of the Rights Agreement shall be amended and restated in its entirety to read as follows:

2

(a)           The Board of Directors of the Company may, at its option, at any time after any Person becomes an Acquiring Person, exchange all or part of the then outstanding and exercisable Rights (which shall not include Rights that have become null and void pursuant to the provisions of Section 7(e) hereof) by exchanging for each such Right one share of Common Stock of the Company, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (such number of shares of Common Stock per Right being hereinafter referred to as the “Exchange Consideration”).  Notwithstanding the foregoing, the Board of Directors shall not be empowered to effect such exchange at any time after any Person (other than an Exempt Person), together with all Affiliates and Associates of such Person, becomes the Beneficial Owner of 50% or more of the Voting Stock then outstanding. From and after the occurrence of an event specified in Section 13(a) hereof, any Rights that theretofore have not been exchanged pursuant to this Section 27(a) shall thereafter be exercisable only in accordance with Section 13 and may not be exchanged pursuant to this Section 27(a).

SEVENTH:         This Amendment shall be effective as of the date hereof.

EIGHTH:             Nothing in this Amendment shall be construed to give to any person other than the Company, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, the Common Stock) any legal or equitable right, remedy or claim under this Amendment; and this Amendment shall be for the sole and exclusive benefit of the Company, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, the Common Stock).

NINTH:               The undersigned officer of the Company hereby certifies to the Rights Agent by execution hereof that this Amendment is in compliance with the terms of Section 26 of the Rights Agreement.

TENTH:               Except for the changes set forth herein, the provisions of the Rights Agreement shall remain in full force and effect.

ELEVENTH:        This Amendment shall be deemed to be a contract made under the laws of the State of Florida and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.  This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.  If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal, or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, as of the date first above written.

HOLLYWOOD MEDIA CORP.

By:	/s/ Mitchell Rubenstein
	Name:	Mitchell Rubenstein
	Title:	Chief Executive Officer

AMERICAN STOCK TRANSFER & TRUST COMPANY

By:	/s/ Isaac J. Kagan
	Name:	Isaac J. Kagan
	Title:	Vice President

[SIGNATURE PAGE TO AMENDMENT NO. 4  TO RIGHTS AGREEMENT]